UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   March 11, 2008

Finlay Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25716	13-3492802
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 Fifth Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (212) 808-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Employment Agreement with Arthur E. Reiner

On March 11, 2008, the Compensation Committees (collectively, the “Compensation Committee”) of the Boards of Directors (the “Boards”) of Finlay Enterprises, Inc., (the “Corporation”) and the Corporation’s wholly-owned subsidiary, Finlay Fine Jewelry Corporation (“Finlay Jewelry”, and collectively with the Corporation, the “Companies”), approved an amendment (the “Amendment”) to the employment agreement dated as of January 30, 2005 (the “Employment Agreement”) among the Companies and Arthur E. Reiner (the “Executive”).

The Amendment provides that if the Executive terminates his employment for any reason within ninety (90) days following a “change of control,” such termination will be treated in the same manner as a termination by Finlay Jewelry without “cause” or by the Executive for “good reason” following a change of control (such termination, a “Change of Control Termination”). Additionally, if the Executive’s employment is terminated by Finlay Jewelry without cause or by the Executive for good reason within 90 days prior to a change of control, commencing on the change of control, the Executive will (i) continue to be entitled to the benefits and payments provided under the Employment Agreement pursuant to such good reason or without cause termination in effect prior to the change of control, and (ii) be entitled to the benefits and payments provided upon a Change of Control Termination in the same form and at the same time so specified, but solely to the extent that the benefits and payments upon a Change of Control Termination exceed the benefits and payments under (i). The terms “change of control,” “cause” and “good reason” are defined in the Employment Agreement, as amended.

The Amendment amends the good reason definition to include a failure of an acquirer or successor corporation to assume the Agreement and extend the Executive’s term following a change of control (this provision was previously under Section 10(d) of the Employment Agreement), and clarifies that upon certain terminations, the Executive will receive continued life insurance and health coverage as well as amounts and benefits earned but unpaid as of the termination date. The Amendment removes all references to the Executive’s right to terminate for “unforeseen personal hardship” as such right expired on January 30, 2008. The Amendment also makes a number of changes to the Employment Agreement to comply with Section 409A of the Internal Revenue Code.

The foregoing description of the Amendment is only a summary and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference into this Item 5.02.

Change of Control Executive Severance Plan

On March 11, 2008, the Compensation Committee of the Companies adopted the Finlay Fine Jewelry Corporation Change of Control Executive Severance Plan (the “Plan”) and designated certain officers as eligible to participate in the Plan, including our principal financial officer, Bruce E. Zurlnick, and the following additional named executive officers: Joseph M. Melvin and Leslie A. Philip (including Mr. Zurlnick, the “Executives”).

The Plan provides that in the event of a termination without “cause” or for “good reason”, within eighteen (18) months following a “change of control,” an Executive will receive:

•
A lump sum cash payment in an amount equal to two times the sum of the Executive’s base salary plus the average of the Executive’s annual bonus paid for the three fiscal years preceding the year in which a change of control occurs;

•
A lump sum cash payment, as applicable, equal to the amount of the “special bonus,” if any, that would be due and payable to the Executive by Finlay Jewelry or its affiliates pursuant to the Executive’s employment agreement upon his or her continued employment through a specified date, provided that the “special bonus” was not already paid;

•	Certain accrued but unpaid amounts as of the termination date;

•
Continued group health plan coverage pursuant to COBRA paid in part by Finlay Jewelry or its affiliates, for eighteen (18) months following termination, or until the earlier of the Executive ceasing to be eligible for COBRA or becoming eligible under a subsequent employer’s health plan; and

•	Accelerated vesting of all unvested equity awards held by the Executive.

The Plan provides that all severance benefits will be provided in a manner intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code, including delaying certain benefits to specified employees for a period of six months following termination. Severance benefits provided under the Plan will be subject to reduction to avoid any excise tax on “parachute payments” under Section 280G of the Internal Revenue Code. All Executives who accept severance payments under the Plan will be required to sign a release and will be subject to certain restrictive covenants.

The Plan may be terminated or amended at any time, provided that the Plan may not be terminated or amended to reduce benefits under the Plan prior to the Plan’s third anniversary, and further provided that the Plan cannot be amended or terminated at any time after the occurrence of (x) a change of control, or (y) the date Finlay Jewelry enters into a definitive agreement which if consummated would result in a change of control, unless the potential change of control is abandoned (as publicly announced by the Companies), and further in the case of (x) or (y) above, the Plan cannot be terminated until all severance benefits under the Plan have been paid.

The terms “cause,” “good reason” and “change of control” are defined in the Plan.

The foregoing description of the Plan is only a summary and is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit 10.2 hereto and incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment No. 1 to Employment Agreement, dated March 11, 2008, among Arthur E. Reiner, Finlay Enterprises, Inc. and Finlay Fine Jewelry Corporation

10.2	Finlay Fine Jewelry Corporation Change of Control Executive Severance Plan, effective March 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINLAY ENTERPRISES, INC.

Date: March 13, 2008	By:	/s/ Bruce E. Zurlnick
Bruce E. Zurlnick
Senior Vice President, Treasurer and Chief Financial Officer